EXHIBIT 3

SECURITIES TRADE CONFIRMATION

To:	Buyer Name:	Credit Suisse First	From:	Seller Name:	Nortel Networks
		Boston LLC			Limited
	Contact Person:	Ed Van Tassel		Contact Person:
	Phone No.:	(212) 538-2891		Phone No.:
	Fax No.:	(212) 538-4057		Fax No.:

We are pleased to confirm the following transaction:

Trade Date:	November 18, 2004 and November 23, 2004, respectively, with respect to 50% of the Amount specified below.

Seller:	Nortel Networks Limited ☒ Principal ☐ Agent

Buyer:	Credit Suisse First Boston LLC ☐ Principal ☒ Agent

Agent may designate that Securities be transferred to its designee.

Securities:

Series B 6% Senior Guaranteed Convertible Notes due 2011, issued pursuant to the Senior Guaranteed Notes Indenture dated as of March 25, 2003 among Impsat Fiber Network, Inc., as Issuer, Impsat S.A., as Guarantor, and The Bank of New York, as Trustee, Registrar, Paying Agent and Conversion Agent (the “Convertible Notes”) and Warrants to Purchase Shares of Common Stock

Issuer:	Impsat Fiber Network, Inc.

Form of Purchase:	Assignment (to Buyer or its designee)

Purchase Amount/ Type of Securities:	Purchase Amount	Type of Securities	CUSIP Number
	$17,267,938.01	Series B 6% Convertible Notes due 2011

Documentation:	Mutually acceptable transfer documentation containing terms, conditions, representations and warranties customary for the sale of securities

Purchase Price:	$11,224,159.70

Accrued Interest:	☐ Settled Without Accrued Interest
☒ Trades Flat

Trade Specific Other Terms of Trade:

☒ Buyer is acting as agent and may designate that Seller assign Securities to its designee (the “Purchaser”). Purchaser is likely to possess material information from various sources not known to Seller

LSTA MAY 2004		Copyright © LSTA 2004. All rights reserved.

with respect to the Purchase Amount of the Securities and the Issuer and its affiliates. Specifically, Purchaser is a large shareholder in an affiliate of the Issuer and has an employee that is a member of the said affiliate’s board of directors and, as a result, is likely to possess information not known to Seller, including, but not limited to, information (including material, non-public financial information) distributed to the board of directors in advance of, or without, distribution to the Securityholders. Seller agrees that Purchaser shall have no liability and Seller waives and releases any claim that it might have against Purchaser or its officers, directors, shareholders, partners, representatives, agents and affiliates based on Purchaser’s knowledge, possession or non-disclosure of such information. Seller may possess material information from various sources not known to Purchaser with respect to the Purchase Amount of the Securities and the Issuer and its affiliates. Purchaser agrees that Seller shall have no liability and Purchaser waives and releases any claim that it might have against Seller or its officers, directors, shareholders, partners, representatives, agents and affiliates based on Seller’s knowledge, possession or non-disclosure of such information.

Subject to:

Negotiation, execution and delivery of reasonably acceptable contracts and instruments of transfer in accordance herewith (containing, among other things, a waiver by Purchaser and Seller of claims based on disparity of information).

Settlement no later than December 8, 2004.

Please provide the signature of a duly authorized signatory where indicated below and return this letter to the attention of Anthony LaCivita at the following fax number: (917) 326-8282.

If you have any questions, please contact Anthony LaCivita at (212) 538-9121.

SELLER		BUYER

NORTEL NETWORKS LIMITED		CREDIT SUISSE FIRST BOSTON

By:	/s/ Gordon A. Davies	By:
Name:	Gordon A. Davies	Name:
Title:	Assistant Secretary	Title:
Date:	Nov 24/04	Date:

By:	/s/ Keith Lacroix
Name: Keith Lacroix
Title: Global Credit/Risk Management& Structured Financing
Date:	Nov 24/04

with respect to the Purchase Amount of the Securities and the Issuer and its affiliates.  Specifically, Purchaser is a large shareholder in an affiliate of the Issuer and has an employee that is a member of the said affiliate’s board of directors and, as a result, is likely to possess information not known to Seller, including, but not limited to, information (including material, non-public financial information) distributed to the board of directors in advance of, or without, distribution to the Security holders.  Seller agrees that Purchaser shall have no liability and Seller waives and releases any claim that it might have against Purchaser or its officers, directors, shareholders, partners, representatives, agents and affiliates based on Purchaser’s knowledge, possession or non-disclosure of such information.  Seller may possess material information from various sources not known to Purchaser with respect to the Purchase Amount of the Securities and the Issuer and its affiliates.  Purchaser agrees that Seller shall have no liability and Purchaser waives and releases any claim that it might have against Seller or its officers, directors, shareholders, partners, representatives, agents and affiliates based on Seller’s knowledge, possession or non-disclosure of such information.

Subject to:

Negotiation, execution and delivery of reasonably acceptable contracts and instruments of transfer in accordance herewith (containing, among other things, a waiver by Purchaser and Seller of claims based on disparity of information).

Settlement no later than December 8, 2004.

Please provide the signature of a duly authorized signatory where indicated below and return this letter to the attention of Anthony LaCivita at the following fax number: (917) 326-8282.

If you have any questions, please contact Anthony LaCivita at (212) 538-9121.

SELLER	BUYER

NORTEL NETWORKS LIMITED	CREDIT SUISSE FIRST BOSTON

By:	By:	/s/ Michael Las
Name:	Name:	Michael Las
Title:	Title:	Managing Director
Date:	Date:	11/24/04